Exhibit 5.1

May 23, 2016

GigPeak, Inc.
130 Baytech Drive
San Jose, CA 95134

Ladies and Gentlemen:

We have acted as counsel to GigPeak, Inc., a Delaware corporation (the “Company”), in connection with its filing on May 23, 2016 with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to the resale by a certain selling stockholder of shares of the Company’s outstanding common stock, par value $0.001 per share (the “Common Stock”), together with the associated rights (the “Rights”) to purchase shares of Series A Junior Preferred Stock, par value $0.001 per share (the “Series A Preferred”), that were issued to such selling stockholder pursuant to a Securities Purchase Agreement, dated March 21, 2016, by and among the Company and Pudong Science and Technology Investment (Cayman) Co., Ltd.  The Rights were created by that certain Rights Agreement, dated December 16, 2011, between the Company and the American Stock Transfer & Trust Company, LLC as Rights Agent (the “Rights Agreement”), as amended and restated by that certain Amended and Restated Rights Agreement, dated December 16, 2014, between the Company and the American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Amended and Restated Rights Agreement”).

We have examined the Registration Statement and the prospectus contained in the Registration Statement.  We also have reviewed the originals or copies certified or otherwise identified to our satisfaction of such corporate records, certificates and documents as we have deemed necessary or appropriate for purposes of this opinion.

As to questions of fact material to our opinions expressed herein, we have, when relevant facts were not independently established, relied upon certificates of, and information received from, the Company or its subsidiaries or representatives of the Company or its subsidiaries.  We have made no independent investigation of the facts stated in such certificates or as to any information received from the Company or its subsidiaries or representatives of the Company or its subsidiaries, and we do not opine as to the accuracy of any such factual matters.  We also have relied, without investigation, upon certificates and other documents from, and conversations with, public officials.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below.  As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials.  In rendering our opinions set forth below, we have assumed:

GigPeak, Inc.
May 23, 2016

A.	the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies; and

B.	the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on the foregoing, we are of the opinion that:

As of the date hereof, the issuance and sale of the Common Stock and the associated Rights has been duly authorized by all necessary corporate action of the Company, the Common Stock and the associated Rights have been validly issued, and the Common Stock is fully paid and nonassessable.  In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the Delaware General Corporation Law (the “DGCL”).

In rendering this opinion, we have also assumed that the members of the Board of Directors of the Company have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement and the Amended and Restated Rights Agreement.  This opinion does not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing.  Moreover, this opinion addresses corporate procedures in connection with the issuance of the Rights associated with the Common Stock, and not any particular provision of the Rights, the Rights Agreement, or the Amended and Restated Rights Agreement.  It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or purchase rights issued thereunder would invalidate such rights in their entirety.

Our opinions expressed above are limited to the Federal laws of the United States of America and the DGCL.

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus which forms a part of the Registration Statement and any supplement or supplements to such prospectus.  By the giving of such consent, we do not admit that we are experts with respect to any part of the Registration Statement, or otherwise, within the meaning of the rules and regulations of the Commission.

GigPeak, Inc.
May 23, 2016

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.  This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Common Stock and associated Rights described above.

Very truly yours,

/s/ Crowell & Moring LLP

CROWELL & MORING LLP